EXHIBIT 23

            CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333- 19543) pertaining to the Retirement Plan and Trust and (Form S-8 No. 333-17621) pertaining to The Stock Option Plan for Directors, Equity Ownership Plan and the 1996 Employee Stock Purchase Plan of Hvide Marine Incorporated of our report dated February 20, 1997 (except for the eighth paragraph of Note 3, as to which the date is March 25, 1997) with respect to the consolidated financial statements of Hvide Marine Incorporated included in the Annual Report (Form 10-K) for the year ended December 31, 1996.



                                                  Ernst & Young LLP

Miami, Florida
March 26, 1997